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                                                                  Exhibit 99(g)2


                            KELMOORE STRATEGIC TRUST

                        SPECIAL CUSTODY ACCOUNT AGREEMENT

THIS AGREEMENT, dated as of ________ _____ ___, by and among The Bank of New York, in its capacity as custodian ("Bank"), Kelmoore Strategic Trust ("Trust") with respect to the Kelmoore Strategy Covered Option Fund ("Customer") and ______________ ("Broker").

WHEREAS, Broker is a securities broker dealer registered with the Securities and Exchange Commission and a clearing member of The Options Clearing Corporation ("OCC") and is a member of several national securities exchanges; and

WHEREAS, Customer desires from time to time to engage in the purchase and sale of certain Option contracts (as hereunder defined) through Broker, such Options transactions being permitted by Customer's investment policies, and for that purpose has opened one or more margin accounts with Broker (each an "Account") and executed Broker's "Customer Agreement" (the "Margin Agreement"); and

WHEREAS, to facilitate Customer's transactions through Broker, Customer and Broker desire to establish procedures for the compliance by Broker with the provisions of Regulation T of the Board of Governors of the Federal Reserve System and with the provisions of Rule 431 of the New York Stock Exchange and other applicable requirements and for compliance by Customer with Regulation X of the Board of Governors of the Federal Reserve System and other requirements ("Margin Rules"); and

WHEREAS, to assist Broker and Customer in complying with the Margin Rules, Bank is prepared to act as custodian to hold Collateral as defined below (in such capacity, Bank is herein called the "Custodian").

NOW, THEREFORE, be it agreed as follows:

SECTION 1.        DEFINITIONS.

    "ADEQUATE MARGIN" shall mean such Collateral as is adequate in Broker's judgment under the Margin Rules and the internal policies of Broker. For purposes hereunder, Collateral shall be valued by Broker at current market value.

    "ADVICE FROM BROKER" or "ADVISE" means a written notice sent to Customer and/or Bank or transmitted by a facsimile sending device, except that for any of the following purposes it shall mean notice by telephone to a person designated by Customer in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer and confirmed promptly in writing thereafter: (i) for initial or additional Collateral; (ii) that an exercise notice filed with OCC has been assigned to Customer; or (iii) that Customer failed to give notice of intent to make delivery of or payment for securities as provided in section 8(a) or 8(b) or otherwise defaulted pursuant to section 8(c) hereof. With respect to any covering purchase transaction, the Advice from Broker shall mean a standard confirmation in use by Broker and sent or



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    transmitted to Customer and/or Bank. With respect to substitutions or releases of Collateral, Advice from Broker means a written notice signed by an authorized person of Broker and sent or transmitted to Customer and/or Bank. An officer of Broker will certify to Bank the names and signatures of those employees who are authorized to sign Advices from Broker, which certification may be amended from time to time. When used herein the term, "Advise" means the act of sending an Advice from Broker.

    "CALL OPTION" shall mean a call option ("CALL") which is cleared by Broker through the OCC.

    "CLOSING TRANSACTION" is a transaction in which Customer purchases an Option of the same series as an Option previously written by it and still outstanding or in which Customer sells an Option of the same series as an Option previously purchased by it and still outstanding.

    "COLLATERAL" shall mean cash or U.S. Government securities or other securities acceptable to Broker.

    "INSOLVENCY" means that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings has commenced, against the Customer or the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

    "INSTRUCTIONS FROM CUSTOMER" or "INSTRUCTIONS" means a request, direction or certification in writing delivered in the name of Customer by an authorized person, to Bank and/or Broker or transmitted by a facsimile sending device. Customer will furnish to Bank a new certificate of authorized persons in the event of any change in the then present authorized persons. Until such new certificate is received, Bank shall be fully protected in acting upon oral instructions and written instructions it reasonably believes to have originated from such present Authorized Persons.

    "INSTRUCT" shall mean the act of sending an Instruction from Customer.

    "OPTION" shall mean either a Put Option or a Call Option or both as the context requires.

    "PUT OPTION" shall mean a put option ("PUT") which is cleared by Broker through the OCC.

    "RECEIPT OF PAYMENT" means receipt by Bank of (i) a certified or official bank check; (ii) a written or telegraphic advice from a registered clearing agency that funds have been or



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    will be credited to the account of Bank; or (iii) a transfer of funds from any of Broker's accounts maintained at Bank.

    "RECEIPT OF SECURITIES" means receipt by Bank, of (i) securities in proper form for transfer; or (ii) a written or telegraphic advice from a registered clearing agency that securities have been credited to the account of Bank.

SECTION 2. SPECIAL CUSTODY ACCOUNT.

    Bank shall open an account on its books entitled "Special Custody Account for __________________ as pledgee of the Kelmoore Strategy Covered Option Fund" (referred to herein as "Special Custody Account"). Subject to Section 22 hereof, Customer hereby grants a continuing security interest to Broker in the Collateral and the proceeds thereof to secure its obligations to Broker under the Margin Agreement and this Agreement. Collateral shall be released from the Special Custody Account only in accordance with this Agreement. Bank agrees to release Collateral to Customer from the pledge hereunder only upon receipt of Advice from Broker. Customer may substitute or exchange the cash, securities or similar property in the Special Custody Account only after Customer notifies Broker of the contemplated substitution or exchange and Broker Advises Bank that such substitution or exchange is acceptable, which acceptance shall not unreasonably be withheld.

SECTION 3. COLLATERAL.

    Customer agrees to instruct Bank in Instructions from Customer that cash and securities specified by Customer as Collateral and which are in amounts at least equal in value to what Broker shall initially and from time to time advise Customer in an Advice from Broker is necessary to constitute Adequate Margin are to be identified on Bank's books and records as pledged to Broker as Collateral. Such Collateral (i) will be held by Bank for Broker as agent of Broker, subject to the terms and conditions of this Agreement; (ii) may be released only in accordance with the terms of this Agreement; and (iii) except as required to be released hereunder to Broker, shall not be made available to Broker or to any other person claiming through Broker, including creditors of Broker. Bank will hold the Collateral in the Special Custody Account separate and apart from any other property of Customer which may be held by Bank, subject to the interest therein of Broker as the pledgee thereof in accordance with the terms of this Agreement. Such security interest will terminate at such time as Collateral is released as provided herein.

    Bank will confirm to Broker and Customer all pledges, releases or substitutions of Collateral. Bank will also advise Broker upon reasonable request of the kind and amount of Collateral pledged to Broker.

SECTION 4. MAINTENANCE OF COLLATERAL.

    Upon request of Customer, Broker shall Advise Bank and Customer of any excess of Collateral in the Special Custody Account. Customer represents and warrants to Broker that securities included at any time in the Collateral shall be in good deliverable form (or Bank shall have the unrestricted power to put such securities into good deliverable form) in accordance with the requirements of such exchanges as may be the primary market or


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    markets for such securities. Securities Collateral may be held at Depository
    Trust Company ("DTC") or other book entry depository system in the account of Bank in accordance with the Investment Company Act of 1940, except that U.S. Treasury securities may also be held at the Federal Reserve Bank in the account of Bank. The Bank represents that Collateral will not be subject to any other lien, charge, security interest or other right or claim of the Bank or any person claiming through the Bank.

SECTION 5. SEPARATE ACCOUNTS.

    Bank will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records for other property of Customer held by Bank and other property in which Broker has an interest.

SECTION 6. ADEQUATE MARGIN.

    Customer agrees to maintain Adequate Margin at all times. Broker shall initially, and from time to time, advise Customer (in an Advice from Broker) of the value of Collateral which is necessary to constitute Adequate Margin. Broker shall, from time to time, compute the aggregate net credit or debit balance on customer's open short sales and advise Customer by 11:00 a.m. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, Customer will cause an amount equal to such net debit balance to be paid to Broker by the close of business on such day. Broker will not pay interest on credit balances. Balances will be appropriately adjusted to reflect each Closing Transaction.

SECTION 7. DESIGNATION OF ORDERS.

    It is understood and agreed that Customer, when placing with Broker any order to sell short for its account, will designate the order as such and hereby authorizes Broker to mark such order as being "short," and when placing with Broker any order to sell long for its account, will designate the order as such and hereby authorizes Broker to mark such order as being "long." Any sell order which Customer shall designate as being "long" as provided above is for securities then owned by Customer.

SECTION 8. EXERCISE NOTICES.

     (a) In the event that Broker advises Customer in an Advice from Broker that an exercise notice filed with OCC in respect of one or more Calls sold by Customer has been assigned to Customer through Broker and (i) Customer does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by delivery of the underlying securities or, (ii) Customer, having given such notice, fails to make delivery of such securities to Broker, or cause such delivery to be made, against Receipt of Payment of the gross exercise price for such securities less applicable commissions or other charges, then Broker will immediately notify Customer in an Advice from Broker of such failure to give telephone notice or failure to deliver, as applicable, and may, after transmittal of an Advice from Broker of its intention to do so and only if Customer does not promptly make delivery of such securities to Broker, purchase the securities necessary and sell such of the Collateral as is necessary to reimburse Broker for the purchase of the securities which were deliverable under the exercised Call plus applicable commissions or other charges minus



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    the amount of the gross exercise price less applicable commissions or other charges if Broker has not made payment of such amount to Customer. Such sale of Collateral shall be made in accordance with subparagraph (d) of this section.

    (b) In the event that Broker advises Customer in an Advice from Broker that an exercise notice filed with OCC in respect of one or more Puts sold by Customer has been assigned to Customer through Broker, and (i) Customer does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Bank's Receipt of Securities underlying the Put or (ii) Customer, having given such notice, fails to make such payment, or cause such payment to be made, against Receipt of Securities underlying the Put, then Broker will immediately notify Customer in an Advice from Broker of such failure to give telephone notice or make payment, as applicable, and may, after transmittal of an Advice from Broker of its intention to do so and only if Customer does not promptly make payment to Broker for such securities, sell the securities underlying the exercised Put and sell such of the Collateral as is necessary to reimburse Broker for the gross exercise price of the Put plus applicable commissions or other charges. Such sale of Collateral shall be made in accordance with subparagraph (d) of this section.

    (c) Subject to Section 22 hereof, in the event of default by Customer of any obligation hereunder or under the Margin Agreement, or in the event of Customer's Insolvency, Broker may, after transmittal of an Advice from Broker of its intention to do so and only if Customer continues to be in default or Insolvent, sell such of the Collateral as in Broker's judgment is reasonably necessary for the protection of its interest under this Agreement.

    (d) Any sale of Collateral made pursuant to this section must be made on an exchange or other market where such business is then usually transacted. Such sale shall be made in a manner commercially reasonable for such securities. Broker shall give consideration to any timely request by Customer with respect to particular securities to be sold, but shall not be obligated to comply with any such request if Broker, in its reasonable judgment, believes that its rights or position would be prejudiced thereby. Customer shall remain liable to Broker for any deficiency. Broker shall notify Customer of any sale of Collateral and any deficiency remaining in an Advice from Broker.

SECTION 9. BANK FEES AND EXPENSES.

    Customer shall pay to Bank the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Bank's standard rates for such services as may be applicable. Customer shall reimburse Bank for all costs associated with the conversion of Customer's securities hereunder and the transfer of securities and records kept in connection with this Agreement. Customer shall also reimburse Bank for out-of-pocket expenses which are a normal incident of the services provided hereunder.

    Subject to section 22 hereof, Bank has the right to debit any cash account (or any subaccount thereof) for any amount payable by Customer in connection with any and all obligations of Customer to Bank arising under this Agreement subject to Section 22 hereof. In addition to the rights of Bank under applicable law and other agreements, at any time when Customer shall not have honored any and all of its obligations to Bank, arising



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    under this Agreement, Bank shall have the right without notice to Customer to retain or setoff, against such obligations of Customer, any securities or cash the Bank or any affiliate of the Bank may directly or indirectly hold for the account of Customer, and any obligation (whether matured or unmatured) that Bank or any affiliate of the Bank may have to Customer. Any such asset of, or obligation to, the Customer may be transferred to Bank and any affiliate of the Bank in order to effect the above rights.


SECTION 10. BANK LIABILITY.

    (a) Except as otherwise expressly provided herein, Bank shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees (collectively, "Losses"), incurred by or asserted against Customer or Broker, except those Losses arising out of the negligence or willful misconduct of Bank. Bank shall have no liability whatsoever for the action or inaction of any depository. Customer covenants to Bank that it shall not enter into transactions which would require Bank to employ a foreign subcustodian (i.e., transactions involving non U.S. securities or foreign markets) in connection with this Agreement. In no event shall Bank be liable to Customer, Broker or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

    (b) Bank may enter into subcontracts, agreements and understandings with any affiliate of the Bank, wherever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

    (c) Customer and Broker agree jointly and severally to indemnify Bank and hold Bank harmless from and against any and all Losses sustained or incurred by or asserted against Bank by reason of or as a result of any action or inaction, or arising out of Bank's performance hereunder, including reasonable fees and expenses of counsel incurred by Bank in a successful defense of claims by Customer; provided however, that neither Customer nor Broker shall indemnify Bank for those Losses arising out of Bank's negligence or willful misconduct. This indemnity shall be a continuing obligation of Customer or Broker, its successors and assigns notwithstanding the termination of this Agreement.

    (d) Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, any losses incurred by Customer or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid securities, or securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market.

    (e) Bank may, with respect to questions of law regarding the Agreement, seek and obtain the advice of independent counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

    (f) Bank shall be under no obligation to take action to collect any amount payable on securities in default, or if payment is refused after due demand and presentment.

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    (g) Bank shall have no duty or responsibility to inquire into, make recommendation as to, supervise, or determine the suitability of any transactions affecting any account.

SECTION 11. BROKER LIABILITY.

    Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own negligence, willful misconduct or bad faith.

SECTION 12. AMENDMENTS.

    No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the parties hereto.

SECTION 13. ENTIRE AGREEMENT.

    This Agreement may be executed in one or more counterparts, all of which together shall constitute but one and the same instrument.

SECTION 14. CONFIRMATIONS AND STATEMENTS.

    Bank will confirm in writing to Broker and Customer all pledges, releases or substitutions of Collateral. Bank will also advise Broker upon request, at any time, of the kind and amount of Collateral pledged to Broker. A monthly statement will be provided to Broker listing all Collateral held in the Special Custody Account. It is agreed that, notwithstanding any language to the contrary in Bank's form of confirmation, Bank holds the Collateral as agent of Broker as pledgee and secured party hereunder, not as escrow agent.

SECTION 15. LIENS AND ENCUMBRANCES.

    Customer represents and warrants that the Collateral will not be subject to any other liens or encumbrances.

SECTION 16. TERMINATION.

    Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Options transaction, and of Collateral held at the time of such notice to margin such Options transaction shall not be affected by such termination until the release of such Collateral pursuant to applicable rules of such national securities exchanges of which Broker may be a member or the OCC, as applicable.

SECTION 17.       WRITTEN COMMUNICATIONS.

    Written communications hereunder shall be sent by facsimile transmission or hand delivered as required herein, or when another method of delivery is not specified, may be mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, addressed:

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(a) If to Bank, to:                         (b) If to Customer, to:
The Bank of New York                         Kelmoore Strategic Trust
____________________________________         2471 E. Bayshore Road, Suite 501
____________________________________         Palo Alto, CA  94303
Attn: ______________________________         Attn: _____________________________
Phone: _____________________________         Phone: ____________________________
Fax:      __________________________         Fax:  _____________________________


(c)       If to Broker, to:




Attn:     __________________________
Phone:    __________________________
Fax:      __________________________

SECTION 18. GOVERNING LAW.

    This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Customer, Broker and Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Customer and Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

SECTION 19. PARTIES.

    The parties hereto agree that in performing hereunder, Bank is acting solely on behalf of Customer and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

SECTION 20. LIMITATIONS OF BANK LIABILITIES.

    (a) Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that Bank shall use its best efforts to resume performance as soon as practicable under the circumstances.



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    (b) Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

SECTION 21. CONFLICT WITH CUSTODY AGREEMENTS.

    If Customer and Bank are parties to a custodial agreement that relates to accounts such as this Special Custody Account, then the Special Custody Account shall be subject to such custodial agreement, as well as to this Agreement. To the extent that this Agreement is inconsistent with such custodial agreement, this Agreement shall govern with respect to the subject matter hereof.

SECTION 22. AMOUNTS OWED.

    Notwithstanding any provision in this Agreement to the contrary, any amount owed by Customer to Bank or Broker arising out of the Special Custody Account shall be paid only out of the assets and property of the Kelmoore Strategy Covered Option Fund.

    All persons contracting with or having any claim against the Trust or a particular fund of the Trust shall look only to the assets of all funds or such particular fund for payment under such contract or claim; and neither the Trustees of the Trust nor, when acting in such capacity, any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor.


KELMOORE STRATEGIC TRUST                     THE BANK OF NEW YORK

By:______________________________            By:________________________________

Name:____________________________            Name:______________________________

Title:___________________________            Title:_____________________________


Broker:

_________________________________

By:______________________________

Name:____________________________

Title: __________________________



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